Exhibit 99.1

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Press Release

2950 North Loop West, Suite 700 Houston, TX 77092 Phone: (713) 683-9292 Fax: (713) 683-7841 Contact: Andy Smith

NATCO Group Inc. to Acquire Norwegian Separator Technology Company, ConSepT AS

Houston, Texas, USA (November 12, 2007) NATCO Group Inc. (NYSE: NTG) announced today that its subsidiary had entered into definitive agreements to acquire ConSepT AS, a Norwegian separator technology company in exchange for a combination of cash and stock, net of cash acquired, of $25.5 million plus contingent payments based on future performance.

Chairman and Chief Executive Officer of NATCO John U. Clarke said, “The acquisition of ConSepT brings to NATCO complementary and proprietary separation technologies, added engineering expertise and product development capabilities based on a product line focused on gaining efficiencies in the separation trains of oil and gas production streams, and in particular, in high pressure gas regimes. We are delighted that the four founders of the company will continue in leadership roles in our process solutions group given their experience and expertise in product sales and technology development.”

Bjørn Christiansen, Chairman of ConSepT, said, “We are delighted to be joining NATCO. The combination will allow us to broaden the product and services offering to our existing customer base and to expand market penetration globally utilizing NATCO worldwide distribution capabilities.”

Clarke added, “ConSepT provides us with access to the Norwegian offshore market through a continuing presence in Trondheim, Norway. We also have a significant opportunity to expand ConSepT’s reach to other markets by leveraging NATCO’s existing separation technologies and by working cooperatively with ConSepT’s Norwegian clients which are expanding to other global markets.”

NATCO will pay $15.1 million in cash, net of cash acquired, and issue approximately 200,000 shares of new common stock, subject to certain restrictions, at closing. In addition, NATCO and the sellers have entered into an agreement which could require additional cash consideration based upon the financial performance of ConSepT and its sales of NATCO products and services during a three year performance period. Closing of the transaction is dependent upon receipt of regulatory approval and is expected to be accretive to NATCO’s earnings.

ConSepT AS was founded in 1999 in Trondheim, Norway and focuses on the deployment of centrifugal separation technologies. It specializes in process design, troubleshooting and optimization, equipment design, and physical and computational fluid dynamic modeling. Its principle hardware sales consist of high efficiency separators and internals for gas scrubbing, demisting, deoiling, defoaming and flow distribution.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance, discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.